UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 18, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015
 (Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On August 18, 2011, we entered into a promissory note with Monto Holdings (Pty) Ltd. (“Monto”).  The promissory note provides that Monto will loan up to $1,000,000 to our subsidiary, William Rast Licensing, LLC, of which $350,000 was advanced to us on August 18, 2011.  The principal amount of the promissory note is to be repaid in full as follows: (i) 40.0% of the then outstanding principal amount is to be repaid on December 31, 2011, (ii) 20% of the then outstanding principal amount is to be repaid on February 29, 2012 and (iii) all of the remaining principal amount then outstanding is to be repaid on the maturity date, May 12, 2012.  The promissory note bears interest at a rate of 7% per annum, which is payable on the maturity date of the note unless the note is earlier repaid.  Upon the occurrence of certain customary events of default, at Monto’s option, the entire unpaid principal amount of the promissory note plus accrued and unpaid interest thereon shall become immediately due and payable.  The promissory note is secured by the assets of William Rast Licensing and is guaranteed by our other entities under common control, including People’s Liberation, Inc., William Rast Sourcing, LLC, William Rast Retail, LLC, Bella Rose, LLC and Versatile Entertainment, Inc.

In connection with the promissory note, People’s Liberation issued a five year warrant to Monto to purchase 12,500,000 shares of its Common Stock at an exercise price of $0.08 per share.  The Warrant was sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder to an “accredited investor” as defined in Regulation D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Liberation, Inc.

	By:	/s/ Colin Dyne
Date: August 24, 2011		Colin Dyne
Chief Executive Officer